Exhibit 23.1

Independent Auditors’ Consent

The Board of Directors and Shareholders

Host Marriott Corporation:

We consent to the incorporation by reference in the registration statements (Nos. 333-31352, 333-93157, 333-78091, 333-61722, 333-40854, 333-51946 and 333-82444) on Form S-3 and (Nos. 333-75055, 333-28683, 333-75057, 333-75059 and 033-66622) on Form S-8 of Host Marriott Corporation of our report dated February 24, 2003, except as to notes 1, 4, 5, 8, 12, 18 and 19, which are as of December 2, 2003, with respect to the consolidated balance sheets of Host Marriott Corporation and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of operations, shareholders’ equity and comprehensive income and cash flows for each of the years in the three-year period ended December 31, 2002 and the related financial statement schedule, which report appears in the current report on Form 8-K of Host Marriott Corporation dated December 10, 2003.

Our report refers to the adoption by Host Marriott Corporation of Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets and No. 145, Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections.

KPMG LLP

McLean, Virginia

December 10, 2003